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                                       Contact: N. Gregory Petrick
                                                Executive Vice President and CFO

Press Release
FOR IMMEDIATE RELEASE
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                       UNI-MARTS ANNOUNCES TERMINATION OF
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                      LETTER OF INTENT WITH HFL CORPORATION
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     STATE COLLEGE, PENNSYLVANIA, June 18, 2003 - Uni-Marts Inc.  (AMEX: UNI)
announced today that its letter of intent for a merger transaction with HFL Corporation ("HFL") has been terminated by HFL due to concerns about its ability to obtain certain consents to the transaction from the Company's lenders in a timely fashion and on comparable terms. HFL is a privately-held corporation controlled by several officers and directors of the Company. Because of the termination of the letter of intent by HFL, Uni-Marts will now be free to enter into a business combination with any other person or entity without the payment of any "break-up" fee to HFL.

     Mr. Stephen B. Krumholz, Chairman of the Special Committee of the Uni-Marts Board, stated, "We are disappointed that HFL and Uni-Marts will not be able to consummate the merger. The Special Committee will, however, continue to pursue other strategic alternatives, and the Company will in the meantime continue its divestiture plan for under-performing locations."

     At June 18, 2003, Uni-Marts operated 294 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.

Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any sale transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.